EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 033-83394, 033-86340, 033-99664 and 333-16095) and Form S-8 (File Nos. 033-62788, 033-83406, 333-39413, 333-58542 and 333-122343) of Repros Therapeutics, Inc. of our report dated March 14, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
March 14, 2007
Exhibit 23.1